EXHIBIT 99.1

Capstone Regains Compliance With Nasdaq Minimum Bid Price Listing Rule

CHATSWORTH, Calif., Nov. 24, 2015 (GLOBE NEWSWIRE) -- Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST), the world's leading clean technology manufacturer of microturbine energy systems, received a letter from The Nasdaq Stock Market notifying the company that it has regained compliance with The Nasdaq Stock Market's minimum bid price listing requirement. The letter noted that because the closing bid price of the company's common stock has been at $1.00 per share or greater for the last 10 consecutive business days, the company has regained compliance with Listing Rule 5450(a)(1) and the matter is now closed.

"We value our Nasdaq listing, as it is important to our company, stockholders and customers, and we are pleased to have regained compliance on the market," said Darren Jamison, President and Chief Executive Officer of Capstone Turbine. "Maintaining our listing is but one part of our comprehensive plan to drive future shareholder value along with our new Capstone Finance JV, operating cost reduction and re-sizing the company, enhanced C1000 product for CHP applications, and diversification of our technology into additional market verticals and geographies by leveraging our 100 new global distribution salespeople," added Jamison.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq:CPST) is the world's leading producer of low-emission microturbine systems and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped over 8,600 Capstone Microturbine systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2008 and ISO 14001:2004 certified company, Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York Metro Area, United Kingdom, Mexico City, Shanghai and Singapore.

The Capstone Turbine Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6212

This press release contains "forward-looking statements," as that term is used in the federal securities laws, about maintaining our Nasdaq listing and driving shareholder value. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan" and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

"Capstone" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT: Capstone Turbine Corporation
         Investor and investment media inquiries:
         818-407-3628
         ir@capstoneturbine.com

         INVESTORS
         Dian Griesel Int'l.
         Cheryl Schneider/Tom Caden
         212-825-3210